EXHIBIT 16.1

Rosenberg Rich Baker Berman & Company
265 Davidson Avenue Suite 210
Somerset, N.J. 08873-4120

May 20, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by BioSig Technologies, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to “Change in and Disagreements with Accountants on Accounting and Financial Disclosures” disclosure as part of the Form S-1 of BioSig Technologies, Inc. dated May 20, 2015. We agree with the statements concerning our Firm in such Form S-1.

Very truly yours,

/s/ Rosenberg Rich Baker Berman & Company
Rosenberg Rich Baker Berman & Company

Somerset, New Jersey